Exhibit 99.1
                       SJW CORP. (NYSE: SJW) ANNOUNCES
                       THIRD QUARTER FINANCIAL RESULTS

     Board Declares Quarterly Dividend on Common Stock

     SAN JOSE, CA, October 25, 2007 - SJW Corp. (NYSE: SJW) today reported net income of $8,011,000 for the quarter ended September 30, 2007, or diluted earnings per common share of $0.43, compared to $8,858,000 or $0.48 per share for the same quarter in 2006.

     Operating revenue for the third quarter was $64,847,000 versus $63,119,000 for the same period in 2006, representing an increase of $1,728,000. The increased revenue was due to $3,157,000 of cumulative rate increases, $260,000 from new connections, and $357,000 from other sources, partially offset by a $2,046,000 decrease in revenue due to lower customer usage.

     Total water production costs for the third quarter of 2007, consisting of purchased water, energy costs and groundwater extraction charges increased $3,042,000. Of this increase in production costs, $2,029,000 was from additional purchased water due to decreased surface water supply and $2,231,000 was due to higher per unit costs for groundwater extraction, purchased water and energy. These increased costs were partially offset by a $1,218,000 decrease due to lower customer usage.

     Nonwater production cost increases include increased depreciation expense of $182,000 due to higher investment in plant and $139,000 additional maintenance expense compared to the third quarter of 2006. Administrative and general expense, along with taxes other than income and other expenses decreased $24,000. Income tax expense decreased by $941,000 to $5,178,000 in the third quarter of 2007 versus $6,119,000 in the third quarter of 2006.

     Year-to-date diluted earnings per common share were $0.84 compared to $1.05 for the same period in 2006. The decrease in year-to-date earnings was primarily due to the increase in water production costs which is attributable to the lack of surface water supply. There was no impact from the sale of nonutility property in the first nine months of 2007 versus an $.08 gain from the sale of nonutility property for the same period of 2006.

     Operating revenue for the first nine months of the year increased $14,265,000 due to cumulative rate increases of $7,723,000, increased customer usage of $2,912,000, new customers of $2,711,000 and $919,000 from other sources.

     Year-to-date water production costs increased by $14,560,000 which was primarily attributable to $7,378,000 in water purchases necessitated by decreases in surface water supply, $3,832,000 due to higher customer demand and $3,350,000 due to higher per unit costs for groundwater extraction, purchased water and energy. Nonwater production costs increased $3,463,000, attributable to an increase of $1,298,000 in maintenance expenses, an increase of $991,000 in depreciation expense, an increase of $960,000 in administrative and general costs, and an increase of $214,000 in taxes other than income and other expenses. Year-to-date income tax expense decreased $2,139,000 to $10,419,000 from $12,558,000 in 2006.

     Other comprehensive income of $642,000, net of tax, in the third quarter of 2007 and other comprehensive loss of $1,247,000, net of tax, year-to-date, was primarily due to changes in the market value of SJW Corp.'s investment in California Water Service Group.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.15125 per share. The dividend is payable on December 1, 2007 to shareholders of record on November 5, 2007.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose
Water Company, Canyon Lake Water Service Company and SJW Land Company. Together, San Jose Water Company and Canyon Lake Water Service Company
 provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform
Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                      SJW Corp.
            Condensed Consolidated Statements of Income and Comprehensive Income
                                    (Unaudited)
              (thousands of dollars, except share and per share data)

                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                           SEPTEMBER 30            SEPTEMBER 30
                                        2007       2006          2007       2006
                                     -------------------------------------------
OPERATING REVENUE                    $64,847     63,119       158,999    144,734
OPERATING EXPENSE:
  Operation:
    Purchased water                   16,760     16,067        39,373     34,233
    Power                              2,565      2,415         5,741      4,137
    Groundwater extraction charge     10,222      8,023        22,343     14,527
                                     -------    -------       -------    -------
    Total production costs            29,547     26,505        67,457     52,897

    Administrative and general         5,575      5,632        16,630     15,670
    Other                              3,724      3,709        10,973     11,084
  Maintenance                          2,819      2,680         8,606      7,308
  Taxes, other than income             1,583      1,565         4,739      4,414
  Depreciation & amortization          5,690      5,508        16,975     15,984
  Income taxes                         5,178      6,119        10,419     12,558
                                     -------    -------       -------    -------
    Total operating expense           54,116     51,718       135,799    119,915
                                     -------    -------       -------    -------
OPERATING INCOME                      10,731     11,401        23,200     24,819

Gain on sale of nonutility property,
  net of taxes of $1,056                   -          -             -      1,535
Interest on long-term debt
  and other                          (2,720)    (2,543)       (7,661)    (6,822)
                                    -------     -------       -------    -------
NET INCOME                            $8,011      8,858        15,539     19,532
                                     =======    =======       =======    =======
Other comprehensive income
  (loss), net                            642        772       (1,247)    (  844)
                                     -------    -------       -------    -------
COMPREHENSIVE INCOME                  $8,653      9,630        14,292     18,688
                                     =======    =======       =======    =======

Earnings per share
   -Basic                              $0.44       0.48          0.85       1.07
   -Diluted                            $0.43       0.48          0.84       1.05

Dividend per share                     $0.15       0.14          0.45       0.42

Weighted average shares outstanding
  - Basic                         18,350,007 18,277,728    18,325,206 18,273,558
  - Diluted                       18,561,631 18,558,508    18,539,587 18,539,781


                                               SJW Corp.
                            Condensed Consolidated Balance Sheets
                                         (Unaudited)
                   (thousands of dollars, except share and per share data)

                                               SEPTEMBER 30      DECEMBER 31
                                                       2007             2006
                                               ------------      -----------
ASSETS
UTILITY PLANT:
  Land                                             $  5,668            4,837
  Depreciable plant and equipment                   764,249          716,679
  Construction in progress                           14,748           10,863
  Intangible assets                                   8,040            8,040
                                                    -------          -------
     Total utility plant                            792,705          740,419
Less accumulated depreciation and amortization      251,836          234,173
                                                    -------          -------
     Net utility plant                              540,869          506,246
NONUTILITY PROPERTY:                                 88,010           43,868
Less accumulated depreciation and amortization        3,291            3,303
                                                    -------          -------
     Net nonutility property                         84,719           40,565
CURRENT ASSETS:
  Cash and cash equivalents                           2,227            3,788
  Accounts receivable and accrued
   unbilled utility revenue                          33,537           21,956
  Sale proceeds held in trust account                     -           31,261
  Prepaid expenses and other                          2,842            2,470
                                                    -------          -------
    Total current assets                             38,606           59,475
OTHER ASSETS:
  Investment in California Water Service Group       42,337           44,438
  Unamortized debt issuance and
    reacquisition costs                               3,264            3,220
  Regulatory assets                                  49,581           50,483
  Other                                               2,230            1,437
                                                    -------          -------
                                                     97,412           99,578
                                                    -------          -------
                                                   $761,606          705,864
                                                    =======          =======
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                     $  9,563            9,522
  Additional paid-in capital                         18,574           16,267
  Retained earnings                                 194,377          186,876
  Accumulated other comprehensive income             14,270           15,517
                                                    -------          -------
  Shareholders' equity                              236,784          228,182
  Long-term debt, less current portion              196,461          163,648
                                                    -------          -------
    Total capitalization                            433,245          391,830
CURRENT LIABILITIES:
  Line of credit                                      7,500           15,500
  Current portion of long-term debt                     654              485
  Accrued groundwater extraction charge and
    purchased water                                  12,033            4,244
  Purchased power                                     1,601              301
  Accounts payable                                    7,978            7,267
  Accrued interest                                    3,004            3,871
  Accrued taxes                                       2,863                -
  Other current liabilities                           5,430            5,578
                                                    -------          -------
  Total current liabilities                          41,063           37,246
DEFERRED INCOME TAXES AND CREDITS                    80,445           83,347
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                            172,347          163,180
POSTRETIREMENT BENEFIT PLANS                         28,921           26,298
OTHER NONCURRENT LIABILITIES                          5,585            3,963
                                                    -------          -------
                                                   $761,606          705,864
                                                    =======          =======